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Exhibit 99
                                                                 PR NEWSWIRE

           NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES NET INCOME
             AND RESULTS FOR THE FIRST QUARTER OF FISCAL 2016

Red Bank, N.J. February 12, 2016 -- North European Oil Royalty Trust (NYSE-
NRT) reported the net income and results for the first quarter of fiscal 2016 which appear below compared with the first quarter of fiscal 2015. The figures for "Total Royalties Received" shown in the table below reflect the various adjustments, both positive and negative, that occur during the quarter. The total adjustments for the first quarters of fiscal 2016 and 2015 reduced Total Royalties Received by $560,902 and $200,209, respectively.

---------------------------------------------------------------------------
                            1st Fiscal Qtr.   1st Fiscal Qtr.    Percentage
                            Ended 1/31/2016   Ended 1/31/2015      Change
                            ---------------   ---------------    ----------
Total Royalties Received      $1,832,471         $3,442,713       - 46.77%
Net Income                    $1,573,687         $3,096,916       - 49.19%
Distributions per Unit          $0.16              $0.35          - 54.29%
---------------------------------------------------------------------------

The Trust receives nearly all of its royalties under two royalty agreements. The Mobil Agreement, the higher royalty rate agreement, covers gas sales from the western half of the Oldenburg concession. The OEG Agreement, the lower royalty rate agreement, covers gas sales from the entire Oldenburg concession. The factors determining the amount of gas royalties payable under the two agreements from the preceding calendar quarter are shown in the table below comparing the fourth calendar quarters of 2015 and 2014. Further details will be available in the Trust's 10-Q filing available through the SEC or on the Trust's website, www.neort.com, on February 26, 2016.

                             Factors Determining Gas Royalties Payable
                         --------------------------------------------------
                          4th Calendar Qtr.  4th Calendar Qtr.   Percentage
                          Ended 12/31/2015   Ended 12/31/2014      Change
                          ----------------   ----------------    ----------
     Mobil Agreement
     ---------------
Gas Sales (Bcf)(1)               6.604             7.876           - 16.15%
Gas Prices (Ecents/Kwh)(2)      1.8649            2.3538           - 20.77%
Average Exchange Rate (3)       1.0881            1.2127           - 10.27%
Gas Royalties                 $1,538,701        $2,577,934         - 40.31%

     OEG Agreement
     -------------
Gas Sales (Bcf)                 20.507            23.497           - 12.73%
Gas Prices (Ecents/Kwh)         1.9803            2.4808           - 20.17%
Average Exchange Rate           1.0874            1.1973           -  9.18%
Gas Royalties                  $668,112         $1,129,397         - 40.84%

    (1) Billion cubic feet     (2) Euro cents per Kilowatt hour
    (3) Based on average exchange rates of cumulative royalty transfers


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Trust expenses for the first quarter of fiscal 2016 decreased 25.58% or
$89,325 to $259,884 in comparison to $349,209 in the first quarter of fiscal 2015. The decrease in costs reflects a shift in the timing of payments of the NYSE annual fee and the mailing of the materials for the annual meeting as well as reduced legal expenses and a reduction in the amount of Trustee fees as specified in the Trust Agreement.

The previously declared distribution of 16 cents per unit will be paid on February 24, 2016 to owners of record as of February 12, 2016. For further information contact John R. Van Kirk, Managing Director, at (732) 741-4008 or via e-mail at jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available on the Trust's website: www.neort.com.